Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-158937
and 333-158937-01

$400mm GE Dealer Floorplan Master Note Trust 2011-1 Joint Leads: BofAML(struct), Barc Co-Mgrs: CS, RBS, Loop

CL $SIZE MM	WAL	M/F	E.FINAL	L.FINAL	BENCH	PRICE
A $400.000	2.95	Aaa/AAA	7/21/14	7/20/16	1ML+60	$100.0

B $ 8.421	2.95	Aa2/A	Not Offered

C $ 12.631	2.95	A2/BBB	Not Offered

TICKER: GEDFT 11-1
REGISTRATION: Public
EXPECTED SETTLE: 8/10/11
EXPECTED RATINGS: Moodys/Fitch
FIRST PAY DATE: 9/20/11
ERISA ELIGIBLE: YES
BILL & DELIVER: BofAML

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.